Exhibit 16.1


                   [Letterhead for Stonefield Josephson, Inc.]



July 27, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read Item 4 of Corridor Communications Corp.'s Form 8-K dated July 27, 2004, and we agree with the statements made therein.


Yours truly,


/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS